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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
MINES MANAGEMENT, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mines Management, Inc.
905 West Riverside Avenue, Suite 311
Spokane, Washington 99201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held May 22, 2008

Dear Shareholder,

        We are pleased to invite you to attend the Annual Meeting of Shareholders of Mines Management, Inc., which will be held at 2:00 p.m. local Spokane time on Thursday, May 22, 2008, at the Red Lion River Inn, 700 N. Division, Spokane, Washington 99202, phone (509) 326-5577. The primary business of the meeting will be to:

        1.     Elect two directors for a three-year term to serve until the 2011 annual meeting of shareholders or until each such director's successor is elected and qualifies;

        2.     Adopt the Company's 2007 Equity Incentive Plan; and

        3.     Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

        Only shareholders of record at the close of business on April 18, 2008, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting and at any postponements or adjournments thereof.

        Our annual report to shareholders for the fiscal year ended December 31, 2007, including financial statements, is being mailed with this proxy statement to all of our shareholders, and your Board of Directors urges you to read it.

        It is important that your shares be represented at the meeting whether or not you are personally able to attend. You are therefore urged to complete, date and sign the accompanying proxy and mail it in the enclosed postage-paid envelope as promptly as possible. Your proxy is revocable, either in writing or by voting in person at the Annual Meeting, at any time prior to its exercise. Thank you for your timely response.

We look forward to seeing you at the Annual Meeting.

Sincerely,
Glenn M. Dobbs President and Chief Executive Officer

April 25, 2008
Spokane, Washington

As your vote is important, please complete and sign the enclosed proxy card and mail it promptly in the posted return envelope provided. Shares cannot be voted at the meeting unless the owner is present to vote or is represented by proxy.

Mines Management, Inc.
905 West Riverside Avenue, Suite 311
Spokane, Washington 99201

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 22, 2008

INTRODUCTION

        This Proxy Statement is being furnished by the Board of Directors of Mines Management, Inc. (the "Company") to holders of shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on May 22, 2008, and any postponements or adjournments thereof (the "Annual Meeting"), for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to the Shareholders on or about April 25, 2008.

        As of the record date, members of the Company's management are the record and beneficial owners of a total of 2,674,963 shares (approximately 11.56%) of the Company's outstanding Common Stock. It is management's intention to vote all of its shares in favor of each matter to be considered by the shareholders.

PURPOSES OF THE ANNUAL MEETING

Election of Directors

        Shareholders will be asked to elect two directors to serve a three (3) year term until the annual meeting of shareholders to be held in 2011 or until each such director's successor is elected and qualifies.

Adoption of Equity Incentive Plan

        Shareholders will be asked to adopt the Company's 2007 Equity Incentive Plan.

Other Business

        Shareholders will be asked to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

VOTING AT THE ANNUAL MEETING

        1.    Record Date.    The Board of Directors of the Company has fixed the close of business on April 18, 2008, as the record date for the purpose of determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on that date, the Company had 22,746,220 issued and outstanding shares of Common Stock. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Proxies which are submitted but are not voted for or against (whether by abstentions, broker non-votes, or otherwise) will be treated as present for all matters considered at the meeting.

        2.    Solicitation of Proxies.    The accompanying proxy is solicited on behalf of the Company by its Board of Directors, and the cost of solicitation will be borne by the Company. Following the original mailing of the proxies and soliciting materials, directors, officers and employees of the Company may solicit proxies by mail, telephone, facsimile, email, or personal interviews. The Company may request brokers, custodians, nominees, and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company and to request authority for the exercise of proxies. In such cases, the Company will reimburse such holders for their reasonable expenses. The Company plans to engage Computershare and Broadridge Investor Communications to assist in its solicitation effort at estimated fees of approximately $5,600 and $12,600, respectively.

        3.    Revocation of Proxy.    Any proxy delivered in the accompanying form may be revoked by the person executing the proxy by written notice to that effect received by the Secretary of the Company at any time before the authority thereby granted is exercised by execution of a proxy bearing a later date, or by the attendance and vote of such person at the Annual Meeting.

        4.    How Proxies will be Voted.    Proxies received by the Board of Directors in the accompanying form will be voted at the Annual Meeting as specified therein by the person giving the proxy. If the proxy contains no specific voting instructions, the shares represented will be voted in accordance with the recommendation of the Board of Directors. Additionally, we intend to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Non-votes are not tabulated for purposes of determining whether a proposal has been approved. All shares represented by valid proxy will be voted at the discretion of the proxy holders on any other matters that may properly come before the meeting. However, the Board of Directors does not know of any matters to be considered at the meeting other than those specified in the Notice of Meeting.

        5.    Voting Power.    Shareholders of the Common Stock of the Company are entitled to one vote for each share held. There is no cumulative voting.

        6.    Appraisal or Similar Rights.    No action is proposed herein for which the laws of the State of Idaho or the Bylaws of the Company provide a right of a shareholder to dissent and obtain appraisal of or payment for such shareholder's Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the tables below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership for each table is based on 22,746,220 shares of common stock outstanding as of April 18, 2008.

        The following table sets forth information regarding beneficial owners of more than 5% of our common stock as of April 18, 2008 except for those named executive officers and directors who hold more than 5% of our common stock who are included in the subsequent table. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to the Company.

Security Ownership of Certain Beneficial Owners

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Praetorian Capital Management LLC(1)	1,456,800	6.40%
Silver Wheaton Corp.(2)	2,500,000	10.99%
U.S. Global Investors, Inc.(3)	2,113,700	9.29%

    (1)
    This information is based on a Schedule 13G filed with the SEC by Praetorian Capital Management LLC ("PCM") on January 17, 2008. The address of PCM is 119 Washington Avenue, Suite 600, Miami Beach, FL 33139. According to the Schedule 13G, PCM serves as the investment manager to Praetorian Offshore Ltd., which has voting and dispositive power over 1,327,450 shares of Common Stock. By virtue of its relationship with Praetorian Offshore Ltd., PCM is the beneficial owner of 1,456,800 shares of Common Stock.

    (2)
    This information is based on a Schedule 13G filed with the SEC by Silver Wheaton Corp. on November 9, 2007. The address of this reporting person is Suite 3150, 666 Burrard Street, Vancouver, British Columbia V6C 2X8, Canada.

    (3)
    This information is based on a Schedule 13G filed with the SEC on February 14, 2008. The Schedule 13G was filed on behalf of U.S. Global Investors, Inc., U.S. Global Investors World Precious Minerals Fund and Frank E. Holmes. The address of these reporting persons is 7900 Callaghan Road, San Antonio, Texas 78229. At the time of filing, U.S. Global Investors World Precious Minerals Fund reported having sole voting and dispositive power over 1,384,630 shares, U.S. Global Investors, Inc. reporting being an investment advisor with sole voting power over 1,810,100 shares and sole dispositive power over 2,113,700 shares and Frank E. Holmes reporting having sole voting power over 1,810,100 shares and shared dispositive power over 2,113,700 shares.

Security Ownership of Directors and Management

        The following table contains information about the beneficial ownership (unless otherwise indicated) of the Common Stock as of April 18, 2008 by:

  •
  each of our directors, including the Board's nominees for re-election;

  •
  each executive officer named in the Summary Compensation Table; and

  •
  all directors and current executive officers as a group.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Glenn M. Dobbs(4)	1,551,919	(5)	6.67%
Roy G. Franklin(6)	243,053	(5)	1.06%
Robert L. Russell(7)	92,980	(5)	*
Jerry G. Pogue(8)	125,000	(5)	*
Russell C. Babcock(9)	140,000	(5)	*
James H. Moore(10)	250,000	(11)	1.09%
Douglas D. Dobbs(12)	272,011	(5)	1.18%
Total of all Officers and Directors (7 individuals)(13)	2,674,963		11.56%

*
The percentage of common stock beneficially owned is less than 1%.

(1)
The address of each of these persons is c/o Mines Management, Inc., 905 West Riverside Avenue, Suite 311 Spokane, Washington 99201.

(2)
All options and warrants are currently exercisable or exercisable within 60 days of April 18, 2008.

(3)
Based on 22,746,220 shares outstanding at April 18, 2008, assuming exercise of options and warrants.

(4)
Includes options and warrants to purchase 465,000 and 50,000 shares of Common Stock, respectively. 241,500 shares owned by InterGold Fund Limited are deemed to be beneficially owned by Mr. Dobbs.

(5)
Options to purchase 50,000 shares of Common Stock were granted subject to shareholder approval of the Company's 2007 Equity Incentive Plan.

(6)
Includes options to purchase 165,000 shares of Common Stock.

(7)
Includes options to purchase 90,000 shares of Common Stock.

(8)
Includes options and warrants to purchase 90,000 and 5,000 shares of Common Stock, respectively.

(9)
Includes options to purchase 140,000 shares of Common Stock.

(10)
Includes options and warrants to purchase 235,000 and 5,000 shares of Common Stock, respectively.

(11)
Options to purchase 75,000 shares of Common Stock were granted subject to shareholder approval of the Company's 2007 Equity Incentive Plan.

(12)
Includes options to purchase 270,000 shares of Common Stock.

(13)
Includes options and warrants to purchase 1,455,000 and 60,000 shares of Common Stock, respectively. Options to purchase a total of 375,000 shares of Common Stock were granted to officers and directors subject to shareholder approval of the Company's 2007 Equity Incentive Plan.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        No person who was a director or senior officer of the Company at any time since the beginning of the Company's last completed financial year, no person who is a proposed nominee for election as a director of the Corporation and no associate or affiliate of any such director, senior officer or proposed nominee has any material interest, direct or indirect, in any matter to be acted upon at the Annual Meeting other than the interest of director nominees in their own election and the pecuniary interest of the officers and directors in the approval of the Company's 2007 Equity Incentive Plan as a result of the options to purchase Common Stock conditionally granted to such officers and directors thereunder.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The Board consists of three classes of directors, with each class serving for a three-year term or until their successors are elected and qualified. The terms of the classes are scheduled to end in successive years. The authorized number of directors permitted by the Company's Bylaws is up to 15. The Class III directors, Glenn Dobbs and Roy G. Franklin, whose current terms are scheduled to expire at the 2008 annual meeting of shareholders, are nominees for reelection at the Annual Meeting. The current term of the Class I director, Russell C. Babcock, is scheduled to expire at the 2009 annual meeting of shareholders. The Class II directors, whose current terms are scheduled to expire at the 2010 annual meeting of shareholders, are Jerry G. Pogue and Robert L. Russell.

        Unless directed to the contrary the proxies appointed herein intend to vote for the election to the Board of Directors of the two persons named below. However, if the nominee at the time of election is unable or unwilling to serve, or is otherwise unavailable for election, such that a substitute nominee is designated by the Company, the proxies in their discretion intend to vote for such other nominee or nominees.

Nominees

        Certain information with respect to the nominees for director, Glenn M. Dobbs and Roy G. Franklin, follows:

Name	Age	Year First Became A Director	Shares Owned Beneficially, Directly or Indirectly, as of April 18, 2008
Glenn M. Dobbs	65	2003	1,551,919	(1)
Roy G. Franklin	71	1988	243,053

(1)
Includes 241,500 shares owned by InterGold Fund Limited deemed to be beneficially owned by Mr. Dobbs.

        Glenn M. Dobbs is President and Chief Executive Officer and a member of the Board of Directors of Mines Management, Inc., with experience in international finance, investment banking, natural resource financing and as a business development consultant. He has been President and CEO of the Company since January 2003 and served as Vice President from December 2002 to January 2003. Prior to joining the Company, Mr. Dobbs formed and was the Managing Director of the InterGold Fund Limited from 1996 to December 2002. Mr. Dobbs was the founder of the Alpha Commodities Fund in 1976, founder and Board Chairman of First American Bank in 1978, Dallas regional manager for Monex International, and a former member of the Washington State House of Representatives. Mr. Dobbs has written and lectured on precious metals sector investing, resource development and financing.

        Roy G. Franklin is a retired certified public accountant with 38 years of public accounting experience. He was a principal with the firm of Oswalt, Teel, and Franklin. He specialized in small company development and finance. He was a director of Heidelberg Silver Mining Company for 20 years until it merged with the Company in 1988. He was active in many community development organizations and served as director for Tri Cities Enterprise Center, United Way, United Cerebral Palsy, Safe Harbor Crisis Nursery, Ben Franklin Ventures and Xactex Corporation. Mr. Franklin is currently active in consulting for several businesses in Washington state.

Required Vote

        Directors are elected by a plurality of the votes cast by the holders of the Common Stock in a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstentions, broker non-votes or otherwise) have no impact in the election of directors, except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. The election of directors will be accomplished by determining the nominee or nominees receiving the highest total votes for the open board position(s).

Recommendation

        The Board of Directors unanimously recommends that the Company's shareholders vote FOR the election of Glenn M. Dobbs and FOR the election of Roy G. Franklin.

Other Directors and Officers

Name	Age	Office Held	Year First Elected
Jerry G. Pogue	65	Director	1999
Robert L. Russell	73	Director	1999
Russell C. Babcock	70	Director	2004
James H. Moore	63	Chief Financial Officer	2004
Douglas D. Dobbs	41	Vice President, Corporate Development and Investor Relations; Secretary	2005

        Jerry G. Pogue is a businessman with experience in the management and financing of junior resource companies. Mr. Pogue has been a self-employed financial consultant in the mining sector since 1995. Prior to 1995, Mr. Pogue managed a large sales organization, worked as a stockbroker and investment analyst, and financed and managed a number of companies in the resource and technology sectors. He lectures at international mining investment conferences.

        Robert L. Russell, a Professional Engineer, has served as President and as a director of Idaho General Mines, a publicly held metals exploration company, since March 1999. From September 1998 to May 2004, Mr. Russell was engaged in providing mining management consulting services through his consulting company, R.L. Russell Associates. Prior to 1998, Mr. Russell held positions with Exxon Minerals and Freeport McMoRan Copper and Gold, where he served as Vice President of Mining. Mr. Russell acted as General Manager of Freeport's Indonesian gold operations. From 1995 to 1998 Mr. Russell was employed by Zambia Consolidated Copper Mines, including as General Manager of the Nchanga Division. In that position Mr. Russell was responsible for two operating mines and several metallurgical facilities.

        Russell C. Babcock was employed by Kennecott in various exploration geology positions from 1956 through his retirement in 1994, including service as Director of Exploration from January 1986 through November 1990 and Chief Geologist from November 1990 until he retired in 1994. Since his retirement, he has worked as a consulting economic geologist, specializing in exploration for and evaluation of base and precious metal deposits worldwide. In 2003, he was the recipient of the Society for Mining Metallurgy, and Exploration Ben Dickerson Award. Mr. Babcock received a B.S. in geology from Lawrence College in 1957 and an M.S. in geology from the University of Wisconsin, Madison.

        James H. Moore is Chief Financial Officer of Mines Management, Inc. and has over 30 years senior level experience in financial management with the mining sector. Prior to joining Mines Management, from 2002 to 2004, Mr. Moore was an independent consultant for Idaho General Mining Inc. From 1997 through 2003, he was the Vice President of Business Development for RAHCO International, Inc., a heavy mining equipment designer and manufacturer in Spokane, Washington. Prior to that time, Mr. Moore was employed by Barrick Gold Corporation in Santiago, Chile as Vice President and Chief Financial Officer for its Latin American division. Other experience includes service as Division Controller for Mobil Oil, Energy Minerals Division, and Operations Controller for United Nuclear Corporation.

        Douglas D. Dobbs is Vice President, Corporate Development and Investor Relations of Mines Management, Inc. Mr. Dobbs has 18 years of experience in corporate management, strategic planning, investment banking, analysis and management, and marketing. He joined the Company in October 2002, prior to which he served with Avista Labs, a wholly-owned subsidiary of Avista Corp., as senior business and marketing analyst from April 2001 to October 2002. While at Avista, Mr. Dobbs was responsible for strategic planning and market and corporate development activities. Prior to joining Avista Labs, Mr. Dobbs worked for 13 years in the investment management field with companies including Piper Jaffray Co. and National Securities Corp., and was the founder and principal of Dobbs Financial Services, an investment advisory firm, which services included portfolio analysis and management. Mr. Dobbs holds a B.A. in economics from Hillsdale College and was an SEC licensed investment professional and registered investment advisor.

CORPORATE GOVERNANCE

Composition of the Board of Directors

        The American Stock Exchange listing standards define an "independent director" as a director who is affirmatively determined by the Board of Directors not to have a material relationship with the listed company that would interfere with the exercise of independent judgment.

        The American Stock Exchange listing standards require that a majority of the members of the board of directors of each listed company are independent directors, subject to certain limited exceptions. The Board of Directors has determined that four of its five directors are independent directors. Mr. Glenn M. Dobbs, President and Chief Executive Officer of the Company, is not an independent director.

        The Board of Directors believes that the current size and composition of the Board of Directors serves the Company and its shareholders well. The Board of Directors believes that all of its directors, including its non-independent director, make a valuable contribution to the Board of Directors and the Company. As indicated above, a majority of the Company's directors are independent. The non-independent director possesses extensive knowledge of the Company's business and has relevant business experience, both of which have proven to be beneficial to the other directors. The Board of Directors also believes that each director is sensitive to conflicts of interest and excuses himself from deliberations and voting when appropriate and in the best interests of shareholders.

Meetings and Committees of the Board of Directors

        Board of Directors.    The Board consists of three classes of directors, with each director serving for a three-year term, or until his successor is elected and qualified. The terms of the classes are scheduled to end in successive years. The number of directors authorized by the Company's bylaws is up to 15. During 2007, the Board held four meetings and acted upon written consent in four other instances.

        Audit and Finance Committee.    Roy G. Franklin (Chairman), Russell C. Babcock, and Robert L. Russell comprise the Audit and Finance Committee. The Audit and Finance Committee held two meetings during 2007 and acted informally on a quarterly basis during 2007. Each member of the Audit and Finance Committee meets the independence and experience requirements of the American Stock Exchange. The Audit and Finance Committee engages the Company's independent certified public accountants to audit the annual financial statements, discusses with the auditors and approves in advance the scope of the audit, reviews with the independent auditors their independence, the financial statements and their audit report, reviews management's administration of the system of internal accounting controls, and reviews the Company's procedures relating to business ethics. The Audit and Finance Committee charter was adopted June 18, 2004 by the Board of Directors and is available on our website www.minesmanagement.com under the heading "Corporate Governance."

        The Board of Directors has determined that Mr. Franklin is the Audit Committee's "financial expert", as defined in the rules promulgated by the U.S. Securities and Exchange Commission and by the American Stock Exchange.

        Nominating Committee.    The Nominating Committee is composed of Messrs. Babcock, Dobbs, Franklin, Pogue and Russell. The Nominating Committee held one meeting during 2007. The Nominating Committee is appointed by the Board to identify individuals qualified to become Board members, to recommend to the Board proposed nominees for Board membership, and to recommend to the Board directors to serve on each standing committee. The Nominating Committee charter is available on our website www.minesmanagement.com under the heading "Corporate Governance."

        Compensation Committee.    The Compensation Committee is composed of Roy G. Franklin, Russell C. Babcock and Jerry Pogue. Each member of the Compensation Committee meets the independence requirements of the American Stock Exchange. The Compensation Committee held two meetings during 2007. The Compensation Committee is appointed by the Board to establish, administer and evaluate the compensation philosophy, policies and plans for non-employee directors and executive officers, to make recommendations to the Board regarding director and executive compensation and to review the performance and determine the compensation of the President and Chief Executive Officer, based on criteria including the Company's performance and accomplishment of long-term strategic objectives. The nature of the Compensation Committee's responsibilities as they relate to executive officers is set forth under "Compensation Discussion and Analysis." The Compensation Committee charter is available on our website www.minesmanagement.com under the heading "Corporate Governance."

Director Nomination

        There have been no material changes to our policies regarding director nomination since the last fiscal year. A nominee for director should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to Mines Management. The Nominating Committee will evaluate the independence of directors and potential directors, as well as his or her business experience, specialized skills and experience. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for board membership. The Nominating Committee will also consider issues involving possible conflicts of interest of directors or potential directors. Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Corporate Secretary, which notice identifies the candidate and includes certain information regarding the nominating shareholder and the candidate.

        The Nominating Committee did not receive any recommendations from shareholders regarding candidates to serve on the Board of Directors for this meeting.

Communications with Security Holders

        Shareholders or other interested parties wishing to communicate with the Board of Directors may do so by delivering or mailing the communication in writing to: Corporate Secretary, Mines Management Inc., 905 W. Riverside, Suite 311, Spokane, WA 99201. Concerns relating to accounting, internal controls, or auditing matters are immediately brought to the attention of the Company's Audit and Finance Committee and handled in accordance with procedures established by the Audit and Finance Committee with respect to such matters.

Director Attendance at the Annual Meeting

        All members of the Board of Directors are encouraged, but not required, to attend the annual meeting of shareholders. All members of the Board of Directors except Russell C. Babcock attended our 2007 annual meeting of shareholders.

Code of Ethics

        We have adopted a Code of Ethics, which applies to our CEO and senior financial officers. The text can be found on our website, www.minesmanagement.com, under the heading "Corporate Governance."

Director Compensation

        The following table sets forth information concerning the compensation of the non-executive directors during the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Roy G. Franklin	9,250	99,000	—	108,250
Robert L Russell	7,750	99,000	—	106,750
Jerry G. Pogue	6,250	99,000	—	105,250
Russell C. Babcock	9,000	99,000	—	108,000

(1)
Effective January 2008, the annual cash retainer received by each of our directors was increased to $25,000. Our Audit and Finance Committee chair receives an additional $5,000 annual cash retainer and all other Board committee chairmen receive an additional $3,000 annual cash retainer. Our directors also receive a fee of $2,000 for each meeting attended.

(2)
100,000 stock options were granted to each director on December 17, 2007 under the Mines Management, Inc. 2007 Equity Incentive Plan at the then market price of $2.99 per share and made conditional upon shareholder approval of that plan. The fair value of such options was computed in accordance with FAS 123R at $0.99 per share. The stock options granted vest 50% on June 1, 2008 and the remainder on June 1, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

  General

        We compensate our executives through a mix of base salary, cash bonus awards and performance-based equity compensation. Our compensation program is designed to attract and retain the best possible executive talent, to tie annual and long-term cash and equity incentive compensation to the achievement of measurable corporate, business unit and individual performance objectives, and to align compensation incentives available to our executives with the goal of creating shareholder value. To achieve these objectives, we tie a substantial portion of our executives' overall compensation to goals specific to the areas of the executive's responsibility and that relate to the achievement of corporate objectives, including financial objectives. In addition, we provide to our executives a variety of other benefits that we also make available generally to all salaried employees.

  Establishing Compensation Opportunities

        Overall, our aim is to offer our executives a total compensation package that represents a compensatory level consistent with a peer group of competitive companies. Accordingly, we review the compensation that we offer against that offered by peer group companies on an annual basis. Peer group companies reviewed in 2007 include: Idaho General Mines, Inc., Gold Reserve Corporation, Golden Star Resources, Ltd., and Hecla Mining Co.

  Allocation Among Compensation Components for 2007

	Base Salary	Cash Bonus Awards	Equity Compensation

Glenn M. Dobbs, President and Chief Executive Officer	59%	20%	21%

James H. Moore, Chief Financial Officer	49%	11%	40%

Eric C. Klepfer, Vice President Operations(1)	87%	13%	0%

Douglas D. Dobbs, Vice President Corporate Development, Investor Relations	51%	11%	38%

(1)
Mr. Klepfer's employment as an executive officer of the Company terminated in August 2007.

  Compensation Components

        We provide the following compensation components to our executives:

        Base Salary.    We establish base salaries for our executives based on the scope of their responsibilities, and take into account competitive market compensation paid by companies in our identified peer group for similar positions. Generally, we believe that executive base salaries should be targeted to be consistent with the salaries for executives in similar positions with similar responsibilities at comparable companies in order to best attract, retain and equitably reward our executives.

        We review base salaries annually, and adjust base salaries from time to time to align salaries with market levels after taking into account individual responsibilities, performance and experience. Our Compensation Committee determines the salary for our Chief Executive Officer, and, after consideration of the Chief Executive Officer's recommendations, for each officer other than the Chief Executive Officer. In 2007, we increased base salaries over 2006 levels for each of our executive officers in the following percentages: Mr. Glenn Dobbs: 32%; Mr. Moore: 26%; Mr. Klepfer: 25% and

Mr. Douglas Dobbs: 25%. The increases were based on individual performance, the Company's performance, and to bring salaries in line with our identified peer group.

        Based on information gathered, we believe that we compensate our executives equitably when compared to comparable companies.

        Cash Bonus Awards.    We utilize cash bonus awards to align executive compensation with corporate objectives and individual performance and contribution. Our Compensation Committee determines the bonus level for our Chief Executive Officer, and, after consideration of the Chief Executive Officer's recommendations, for each officer other than the Chief Executive Officer.

        In 2007, cash bonuses were awarded to our executive officers in the following amounts: In 2007, cash bonuses were awarded to our executive officers in the following amounts: Mr. Glenn Dobbs: $92,000; Mr. Moore: $40,000; Mr. Klepfer: $15,000; and Mr. Douglas Dobbs: $30,000. Cash bonuses were awarded in recognition of achievement of individual goals and completion of certain milestone events in 2007, including successful capital raising efforts, implementation of Sarbanes Oxley compliance procedures, and the completion and submission of a draft environmental impact statement for the Company's Montanore Project.

        Performance-Based Equity Awards.    We believe that share ownership, facilitated in part through the use of stock-based awards, encourages long-term performance by our executive officers. Our 2003 Stock Option Plan permits the grant of stock options to our employees, directors and consultants. The proposed 2007 Equity Incentive Plan, if approved, will provide long-term incentives to those officers, employees and consultants of the Company who make substantial contributions to us, and to members of the Board of Directors of the Company who are not also employees of the Company. The Company anticipates that the long-term incentives provided by the 2007 Equity Incentive Plan will facilitate securing, retaining and motivating officers, employees, consultants and non-employee directors of the Company.

        Incentive awards for officers are based on achievement of corporate objectives and are determined annually by the Board of Directors. In 2007, we granted stock options to three of our executive officers, Mr. Glenn M. Dobbs, Mr. Douglas Dobbs and Mr. Moore, to purchase 100,000, 100,000 and 150,000 shares, respectively, of our Common Stock at exercise prices of $2.99 per share. These awards were made conditional on approval by shareholders of the Company's 2007 Equity Incentive Plan.

        In addition to granting equity-based awards to our executives as part of a long-term incentive plan, we also intend to utilize equity awards in recognition of individual achievements and contributions to corporate or business unit performance or in circumstances where we face a critical retention need. We do not maintain any equity or other security ownership guidelines or requirements for our executives. Additionally, we do not have a formal or informal policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced.

        In May 2004, the Company adopted a stock option repricing policy. Under that policy, if the price of our Common Stock drops $1.00 or more below the exercise price of a previously granted option, the option is cancelled and a replacement option granted with an exercise price equal to the closing price of our Common Stock on the date of grant. This policy may be applied to an option that has already been subject to previous repricing. This policy has been consistently applied since its implementation.

  Termination of Employment Payments

        Upon termination of a participant's employment or service, the participant will forfeit any outstanding performance-based equity awards except that a participant will have 90 days following termination of employment or service to exercise any vested options or stock appreciation rights (one year if termination of employment or service is a result of the participant's disability or death).

Additionally, Mr. Glen M. Dobbs, Mr. Douglas Dobbs and Mr. James H. Moore are each entitled to receive certain payments from us in the event of certain change of control events.

        Companies of our size in the mining industry face a number of risks, including the risk of being acquired in the future. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain the best possible executive talent. Without these provisions, some of our executives may not have chosen to accept employment with us or to remain employed by us. For a further description of the payments that Mr. Glen M. Dobbs, Mr. Douglas Dobbs and Mr. James H. Moore, three of our executive officers, are entitled to receive in the event of certain change of control or termination events, please see "Potential Payments Upon Termination or Change of Control" below.

  Section 162(m) Treatment Regarding Performance-Based Equity Awards

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally denied deductions for compensation paid to the chief executive officer and the next four most highly compensated executive officers to the extent the compensation for any such individual exceeds $1 million for the taxable year. Our Compensation Committee intends to preserve the deductibility of compensation payable to our executives, although deductibility will be only one among a number of factors considered in determining appropriate levels or modes of compensation.

  Indemnification of Officers and Directors

        We are incorporated in the State of Idaho. Sections 30-1-351 through 30-1-852 of the Idaho Business Corporation Act provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of the corporation, or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and which was at least not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of the corporation, such persons are similarly entitled to indemnification if they acted in accordance with the standard of conduct set forth above, but no indemnification shall be made if such person was adjudged liable on the basis that he received a financial benefit to which he was not entitled. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the corporation's Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

        Our Articles of Incorporation generally allow indemnification of officers and directors to the fullest extent allowed by law. We currently intend to indemnify our officers and directors to the fullest extent permitted by the Articles of Incorporation and Idaho law. We have no other agreements with our officers or directors that pertain to indemnification.

        We also maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Mines Management, Inc.

Summary Compensation Table

        The following table sets forth the compensation paid or accrued for the benefit of the principal executive officer, principal financial officer and each other executive officer whose total compensation exceeded $100,000 for the years ended December 31, 2006 and 2007 (together, the "Named Executive Officers").

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Option Awards ($)(2)		All Other Compensation ($)	Total ($)

Glenn M. Dobbs, Chief Executive Officer and President(3)	2007 2006	270,000 205,000	92,000 53,000	99,000 35,560	(4)	— —	461,000 293,560

James H. Moore, Chief Financial Officer	2007 2006	179,998 143,331	40,000 18,000	148,500 213,360	(5)	— —	368,498 374,691

Eric G. Klepfer, Vice President Operations(6)	2007 2006	103,524 127,000	15,000 14,000	118,800 35,560		— —	237,324 176,560

Douglas D. Dobbs, Vice President Corporate Development	2007 2006	135,000 108,000	30,000 3,000	99,000 35,560		— —	264,000 146,560

(1)
In accordance with the rules of the SEC, the compensation described in this table does not include a) medical, group life insurance or other benefits received by any of the named executive officers that are available generally to all of our salaried employees, or b) perquisites and other personal benefits received by the named executive officers that in the aggregate do not exceed $10,000.

(2)
We adopted the fair value recognition provisions of SFAS No. 123R effective January 1, 2004. See "Summary of Significant Accounting Policies—Note 1" to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for the assumptions made in calculating the fair value of options. Except as set forth in footnote (4), all amounts represent the fair value of options granted in 2006, as repriced in 2006 in accordance with the Company's option repricing policy.

(3)
Mr. Dobbs does not receive any additional compensation for his service as a director.

(4)
Mr. Dobbs was granted options to purchase 60,000 shares of common stock on July 10, 2006. Options for 20,000 shares vested on July 10 of each of 2006, 2007 and 2008, with the proportionate share of the expense recognized in each respective year.

(5)
This amount includes $177,800, which represents the fair value of options to purchase a total of 100,000 shares of common stock granted to Mr. Moore in 2005 at an exercise price of $6.48 per share and repriced to an exercise price of $2.82 per share in accordance with Company policy in August 2007.

(6)
Mr. Klepfer's employment as an executive officer of the Company terminated in August 2007.

Grants of Plan-Based Awards

        The following "Grants of Plan-Based Awards" table provides additional information about stock option awards and equity and non-equity incentive plan awards granted to our named executive officers during fiscal 2007.

Name	Grant Date	Number of Securities Underlying Options(1)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Option Awards ($)(3)

Glenn M. Dobbs	12/17/07	100,000	(2)	2.99	99,000

James H. Moore	12/17/07	150,000	(2)	2.99	148,500

Douglas Dobbs	12/17/07	100,000	(2)	2.99	99,000

Eric Klepfer	12/17/07	120,000	(4)	2.99	118,800

(1)
All options granted in 2007 were granted under the 2007 Equity Incentive Plan and made conditional upon shareholder approval.

(2)
Options vest in two equal annual tranches: one half on July 1, 2008 and the remainder on July 1, 2009.

(3)
These options were granted at fair market value as of the date of grant. See "Summary of Significant Accounting Policies—Note 1" to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for the assumptions made in calculating the fair value of options.

(4)
Options vest as follows: 40,000 on date of grant; 80,000 on receipt of a favorable Record of Decision with respect to the Montanore Project.

2003 Stock Option Plan

        Our 2003 Stock Option Plan (the "2003 Plan") was approved by the Company's shareholders at the Company's 2003 annual meeting of shareholders. Under the 2003 Plan, stock options may be granted to employees, officers and consultants of the Company and designated affiliates. In determining the terms of each grant of stock options, consideration is given to the participant's present and potential contribution to the success of the Company. The vesting terms of options granted under the 2003 Plan are determined by the board when grants of options are made, and all options remain exercisable for ten (10) years. In the case of incentive stock options, as that term is used in the Internal Revenue Code of 1986, the exercise price per share is not to be less than 100% of the market price of the Common Stock on the date of grant, except that the exercise price of an incentive stock option granted to any 10% shareholder must be 110% of the market price of the Common Stock on the date of grant. The exercise price of non-qualified stock options is determined by the Board. The 2003 Plan is administered by the Board in consultation with the Compensation Committee.

        The aggregate maximum number of shares of Common Stock that may be reserved for issuance under the 2003 Plan is 3,000,000, representing approximately 13% of the issued and outstanding Common Stock as of April 18, 2008, no more than 1,000,000 of which shall be incentive stock options. As of April 18, 2008, options to purchase an aggregate of 1,621,000 shares of Common Stock, representing approximately 7% of the issued and outstanding shares of Common Stock, are outstanding under the 2003 Plan, leaving options to purchase an aggregate of 324,000 shares of Common Stock, representing approximately 1% of the issued and outstanding shares of Common Stock available for issuance under the 2003 Plan. Any options granted under the 2003 Plan and which have been cancelled or terminated in accordance with the terms of the 2003 Plan without having been exercised will again be available for re-granting under the 2003 Plan. Alternatively, any options granted under the 2003 Plan and exercised will not be available for re-granting under the 2003 Plan.

        Options granted under the 2003 Plan are not assignable, except with the permission of the Company, and in the absence of a provision to the contrary in an option agreement, vested options terminate: (i) three (3) months following the termination of an optionee's employment, with or without cause, or the retirement of an optionee from the Company; and (ii) twelve (12) months following the disability of an optionee, as determined by the Board, subject to any extension or acceleration of the right to exercise at the sole discretion of the Board. In the event of the death of an optionee, such person's vested options will remain exercisable by their designated beneficiary until the earlier of twelve (12) months following the death of the optionee or the expiration of the term of such options. Unvested options are cancelled on the date of termination, death or disability of an optionee. In the event of a change of control which results in the termination of an optionee's eligibility to participate in the 2003 Plan, the Board has the authority to accelerate the vesting of such optionee's options.

        Under the 2003 Plan, the Board may from time to time amend or revise the terms of the 2003 Plan or may discontinue the 2003 Plan at any time, subject to receipt of requisite shareholder and regulatory approval.

Outstanding Equity Awards at December 31, 2007

        The following table sets forth information with respect to outstanding options held by the Named Executive Officers as of December 31, 2007.

	Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)		Option Expiration Date

Glenn M. Dobbs	— 100,000 250,000 25,000 20,000 20,000		100,000 — — — — 20,000	(2)	— — — — — —	$ $ $ $ $ $	2.99 1.85 3.33 2.82 2.82 2.82	8/27/2008 5/2/2009 1/31/2010 6/12/2011	(3) (4)

James H. Moore	— 5,000 25,000 50,000 50,000 20,000		150,000 — — — — —	(2)	— — — — — —	$ $ $ $ $ $	2.99 2.82 2.82 2.82 2.82 2.82	6/21/2009 1/31/2010 12/12/2010 12/12/2011 6/12/2011	(3)

Douglas Dobbs	— 150,000 50,000 20,000		100,000 — — —	(2)	— — — —	$ $ $ $	2.99 3.33 2.82 2.82	5/3/2009 1/31/2010 6/12/2011	(3)

Eric Klepfer	40,000	(2)	80,000	(2)	—		$2.99		(3)

(1)
If the price of our Common Stock drops $1.00 or more below the exercise price of a previously granted option, the option is cancelled and a replacement option granted with an exercise price equal to the closing price of our Common Stock on the date of grant.

(2)
Options granted under the 2007 Equity Incentive Plan and made conditional upon shareholder approval.

(3)
Options will expire in two equal tranches on each of June 1, 2013 and June 1, 2014.

(4)
Options will expire in two equal tranches on each of July 8, 2012 and July 8, 2013.

Option Exercises and Stock Vested

        No stock options were exercised during fiscal year 2007 by any of the named executive officers.

Potential Payments upon Termination or Change in Control

        Glenn M. Dobbs.    We entered into an Employment Agreement with Glenn Dobbs, our Chief Executive Officer and President, dated August 7, 2007. Under the terms of this agreement, Mr. Dobbs receives an annual base salary of $300,000 and is eligible to receive incentive stock options in such amounts as may be approved from time to time by the Compensation Committee or by the Board of

Directors. Mr. Dobbs is also eligible to participate in the Company's employee benefit plans. In the event of a change of control, if Mr. Dobbs' employment is terminated by the Company without Cause or by Mr. Dobbs for Good Reason, as such terms are defined in the agreement, he will be entitled to receive (i) a lump sum payment equaling three (3) times his annual base salary and the amount of annual bonus, if any, paid by the Company to him for the year before the change of control occurs and (ii) a Gross-Up Payment, if applicable, as defined in the agreement. In addition, all unvested options owned by Mr. Dobbs as of the date of such termination shall vest immediately.

        James H. Moore.    We entered into an Employment Agreement with James H. Moore, our Chief Financial Officer, dated August 7, 2007. Under the terms of this agreement, Mr. Moore receives an annual base salary of $200,000 and is eligible to receive incentive stock options in such amounts as may be approved from time to time by the Compensation Committee or by the Board of Directors. Mr. Moore is also eligible to participate in the Company's employee benefit plans. In the event of a change of control, if Mr. Moore's employment is terminated by the Company without Cause or by Mr. Moore for Good Reason, as such terms are defined in the agreement, he will be entitled to receive (i) a lump sum payment equaling three (3) times his annual base salary and the amount of annual bonus, if any, paid by the Company to him for the year before the change of control occurs and (ii) a Gross-Up Payment, if applicable, as defined in the agreement. In addition, all unvested options owned by Mr. Moore as of the date of such termination shall vest immediately.

        Douglas Dobbs.    We entered into an Employment Agreement with Doug Dobbs, our Vice President of Corporate Development and Investor Relations, dated August 7, 2007. Under the terms of this agreement, Mr. Dobbs receives an annual base salary of $150,000 and is eligible to receive incentive stock options in such amounts as may be approved from time to time by the Compensation Committee or by the Board of Directors. Mr. Dobbs is also eligible to participate in the Company's employee benefit plans. In the event of a change of control, if Mr. Dobbs' employment is terminated by the Company without Cause or by Mr. Dobbs for Good Reason, as such terms are defined in the agreement, he will be entitled to receive (i) a lump sum payment equaling two (2) times his annual base salary and the amount of annual bonus, if any, paid by the Company to him for the year before the change of control occurs and (ii) a Gross-Up Payment, if applicable, as defined in the agreement. In addition, all unvested options owned by Mr. Dobbs as of the date of such termination shall vest immediately.

Compensation Committee Report

        The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

  Respectfully submitted,

  THE COMPENSATION COMMITTEE
  Roy G. Franklin
  Russell C. Babcock
  Jerry Pogue

Compensation Committee Interlocks and Insider Participation

        During 2007, our compensation committee consisted of Roy G. Franklin, Russell C. Babcock and Jerry Pogue. We did not compensate any of the current members of the compensation committee during 2007 other than for service on the Board of Directors. No member of our compensation committee and none of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

PROPOSAL NO. 2—APPROVAL OF THE 2007 EQUITY INCENTIVE PLAN

Introduction

        At the Annual Meeting, we will ask shareholders to approve the Mines Management, Inc. 2007 Equity Incentive Plan (the "2007 Plan"), which was approved by our Compensation Committee and Board of Directors on November 20, 2007. We believe that incentives and stock-based awards focus employees on the objective of creating shareholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2007 Plan are an important attraction, retention and motivation tool for participants in the plan.

        We currently maintain the 2003 Stock Option Plan for the issuance of equity incentives. As of April 18, 2008, options to purchase an aggregate of 1,621,000 shares of Common Stock, representing approximately 7% of the issued and outstanding shares of Common Stock, are outstanding under the 2003 Stock Option Plan, leaving options to purchase an aggregate of 324,000 shares of Common Stock, Stock, representing approximately 1% of the issued and outstanding shares of Common Stock, available for issuance under the 2003 Stock Option Plan.

        The Compensation Committee approved the 2007 Plan based, in part, on a belief that the number of our shares currently available under the 2003 Stock Option Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. The 2007 Plan provides for grant of awards of up to 3,000,000 shares of our common stock. The maximum number of shares of Common Stock that may be granted under the 2007 Plan, to any one participant in any one year is 500,000 (subject to appropriate adjustments to reflect changes in the capitalization of the Company).

        Based on our 2003 Stock Option Plan in effect and outstanding awards at April 18, 2008, if shareholders approve the 2007 Plan the total number of shares subject to outstanding awards and available for future awards under the 2007 Plan and other continuing equity compensation plans would be as follows:

Shares subject to outstanding awards (weighted average exercise price ($3.00)	1,621,000
Shares to be available for future equity awards, including under the proposed 2007 Plan	3,324,000

Total shares	4,945,000

Percentage of outstanding shares*	21.7%

    *
    Outstanding shares (the denominator in this calculation) includes all common stock outstanding at April 18, 2008 and does not include issuance of unissued shares reserved for outstanding or future awards under the 2003 Stock Option Plan and the proposed 2007 Plan.

        Following approval of the 2007 Plan by the board of directors on November 20, 2007, the Board granted options to purchase 870,000 shares of Common Stock at an exercise price of $2.99 per share under the 2007 Plan on December 17, 2007. If shareholders do not approve the 2007 Plan, all previously granted awards under the 2007 Plan will be revoked and we will continue to have the authority to grant awards under the 2003 Stock Option Plan.

Summary Description of the 2007 Equity Incentive Plan

        The principal terms of the 2007 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2007 Plan, which appears as Appendix A to this proxy statement.

        Purpose.    The purpose of the 2007 Plan is to further the growth in earnings and market appreciation of Mines Management, Inc. by providing long-term incentives to those officers, employees and consultants of the Company and its affiliates who make substantial contributions to the Company, and to members of the Board of Directors of the Company who are not also employees of the Company. The Company intends that the long-term incentives provided by the 2007 Plan will facilitate securing, retaining and motivating officers, employees, consultants and non-employee directors of the Company.

        Administration.    The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full and final authority in its discretion (i) to interpret the provisions of the plan (and any award agreement and any other agreement or instrument relating to the plan) and to decide all questions of fact arising in its application, (ii) to designate participants, (iii) to determine the participants to whom awards shall be made under the plan, (iv) to determine the type of award to be made and the amount, size, terms and conditions of each such award, (v) to determine and establish additional terms and conditions not inconsistent with the plan for any award agreements entered into with participants in connection with the plan, (vi) to determine the time when awards will be granted and when rights may be exercised, which may be after termination of employment, (vii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the plan as it shall, from time to time, deem advisable and (viii) to make all other determinations necessary or advisable for the administration of the plan. The Board may, at any time and for any reason in its sole discretion, rescind some or all of such delegation.

        Eligibility.    Any employee, director (including any non-employee director), consultant or person providing services to the Company or any affiliate who the Compensation Committee determines, in its discretion, to be an eligible person, based on the Compensation Committee's assessment that such person's decisions, actions and/or counsel could significantly affect the performance of the Company and its affiliates may be considered eligible for benefits under the 2007 Plan.

        Authorized Shares; Limits on Awards.    The 2007 Plan provides for grant of awards of up to 3,000,000 shares of Common Stock. The maximum number of shares of Common Stock that may be granted under the Plan to any one participant in any one year is five hundred thousand (500,000) (subject to appropriate adjustments to reflect changes in the capitalization of the Company).

        Types of Awards.    The 2007 Plan authorizes stock options, restricted stock and cash bonus awards. The 2007 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

        Term of Options; Vesting; Acceleration of Awards; Possible Early Termination of Awards.    In the case of a merger or consolidation in which the Company is not the surviving entity, a sale of all or substantially all of the business or assets of the Company, or liquidation or dissolution of the Company, the Compensation Committee may, in anticipation of any such transaction or event, make such adjustments in the terms and conditions of outstanding awards as the Compensation Committee in its sole discretion determines are equitably warranted under the circumstances including, without limitation, (i) acceleration of vesting or modification of other terms of exercise, (ii) acceleration of the lapse of restrictions and/or performance objectives or other terms, (iii) payment of supplemental cash payments in cancellation of outstanding stock options.

        Adjustments.    The number of shares available under the 2007 Plan and any outstanding awards are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

        Repricing.    The Board of Directors is authorized in its discretion to amend the terms of previously granted stock options to reduce the option price per share or to cancel outstanding stock options and grant substitute stock options with a lower price per share.

        No Limit on Other Authority.    The 2007 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to our Common Stock, under any other plan or authority.

        Termination of or Changes to the 2007 Plan.    Subject to the requirements of American Stock Exchange, the Board may amend, modify, suspend or terminate the 2007 Plan at any time; provided, however, that without shareholder approval, the Board may not increase the maximum number of shares which may be issued under the plan, change the class of persons eligible to receive Awards, extend the period specified in the plan during which an award may be exercised, or extend the term of the plan. The termination or any modification, suspension or amendment of the plan shall not adversely affect a participant's rights under an award previously granted without the consent of such participant. The Compensation Committee may amend the terms of any award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any participant or permitted transferee without his or her consent.

Required Vote

        Approval of the 2007 Equity Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

        Our board of directors recommends that you vote FOR approval of the 2007 Equity Incentive Plan.

Auditor Fees

        The following presents fees for professional audit services rendered by LeMaster & Daniels PLLC, for the audit or review of the Company's financial statements for the years ended December 31, 2006 and December 31, 2007, and fees billed for other services rendered by LeMaster & Daniels, during those periods.

        Audit Fees.    The aggregate fees billed for professional services rendered by the Company's principal accountant for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2006 and 2007 were $36,800 and $41,150, respectively.

        Audit Related Fees.    The Company did not incur any Audit Related Fees in 2006 or 2007.

        Tax Fees.    The Company incurred fees totaling $2,878 and $2,750 during the fiscal years ended December 31, 2006 and 2007, respectively, for the professional services rendered by the Company's principal accountant for tax compliance, tax advice and tax planning.

        All Other Fees.    The Company incurred no other fees during 2007 for products and services rendered by the Company's principal accountant.

Report of the Audit and Finance Committee

        In connection with the December 31, 2007, financial statements, the Audit and Finance Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and (iii) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1, and considered the compatibility of non-audit services with the auditors' independence. Based upon these reviews and discussions, the Audit and Finance Committee has recommended to the Board of Directors, and the Board of Directors has approved, that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Submitted by the Audit and Finance Committee of the Board of Directors

Roy G. Franklin, Chairman
Robert L. Russell
Russell C. Babcock

Policy Regarding Related Party Transactions

        The Company or one of its subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include the Company's executive officers, directors, 5% or more beneficial owners of the Company's common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as "related party transactions." All related party transactions may only be consummated or continue if:

  •
  the audit committee shall have approved or ratified such transaction and if the transaction is on terms comparable to those that could be obtained in arm's length dealings with unrelated third parties;

  •
  the transaction is approved by the disinterested members of the Board of Directors; or

  •
  the transaction involves compensation approved by the Compensation Committee.

        The Company's policy regarding related party transactions is evidenced by the Company's Audit and Finance Committee charter which was adopted by the Board of Directors. The charter requires the Audit and Finance Committee to review all related party transactions at least annually or upon any significant change in the related party relationship or transaction.

Certain Relationships and Related Party Transactions

        Douglas Dobbs, son of Glenn M. Dobbs, President, Chief Executive Officer and a director of the Company, is employed by the Company as Vice President, Corporate Development and Corporate Secretary. Douglas Dobbs was employed by the Company prior to Glenn M. Dobbs becoming an officer or director of the Company. During the year ending December 31, 2007, Mr. Douglas Dobbs received a salary of $170,000, including cash bonus and was granted options to purchase 100,000 shares of Common Stock exercisable for five years at a price of $2.99 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Section 240.16a-3 during 2007, and Form 5 and amendments thereto furnished to the Company during 2007, no person who at any time during 2007 was a director, officer, or beneficial owner of more than ten percent of any class of equity securities of the Company failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except Eric Klepfer (one Form 4, one transaction), James Moore (three Forms 4, four transactions), Jerry Pogue (two Forms 4, two transactions), Robert L. Russell (one Form 4, one transaction), Roy G. Franklin (two Forms 4, two transactions), Glenn M. Dobbs (two Forms 4, two transactions), Douglas D. Dobbs (two Forms 4, two transactions) and Russell C. Babcock (one Form 4, one transaction).

Shareholder Proposals for the 2009 Annual Meeting

        The Company will review shareholder proposals intended to be included in the Company's proxy material for the 2009 Annual Meeting of Shareholders which are received by the Company at its principal executive offices no later than December 25, 2008. Such proposals must be submitted in writing and should be sent to the attention of the Secretary of the Company. The Company will comply with Rule 14a-8 of the Exchange Act with respect to any proposal that meets its requirements.

        In order for you to raise a proposal (including director nominations) from the floor during the 2009 Annual Meeting of Shareholders, the Company's Secretary must receive a written notice of the proposal prior to March 13, 2009. All proposals received after March 13, 2009 will be considered untimely.

ADDITIONAL SHAREHOLDER INFORMATION

Annual Report

        The Company's Annual Report is being mailed to all Shareholders with this proxy statement on Schedule 14A. The Annual Report is not part of the proxy solicitation materials for the Annual Meeting. In addition, a Shareholder of record may obtain a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, without cost, upon written request to the Secretary of the Company at the following address: 905 W. Riverside Ave., Suite 311, Spokane, WA 99201. The Company's 2007 Annual Report on Form 10-K may also be accessed at SEC's website at www.sec.gov.

Other Business

        As of the date of this proxy statement, the Board of Directors is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

By Order of the Board of Directors

Glenn M. Dobbs, President and Chairman

APPENDIX A

MINES MANAGEMENT, INC.

2007 EQUITY INCENTIVE PLAN

        Section 1.    Purpose of the Plan; Definitions.    The purpose of the Mines Management, Inc. 2007 Equity Incentive Plan (the "Plan") is to further the growth in earnings and market appreciation of Mines Management, Inc. (the "Company") by providing long-term incentives to those officers, employees and consultants of the Company and its Affiliates (as hereinafter defined) who make substantial contributions to the Company, and to members of the Board of Directors of the Company who are not also employees of the Company (the "Non-Employee Directors"). The Company intends that the long-term incentives provided by the Plan will facilitate securing, retaining and motivating officers, employees, consultants and Non-Employee Directors of the Company.

        For purposes of the Plan, the following terms shall be defined as set forth below:

        (a)   "Affiliate" means (i) the Company's wholly and majority owned subsidiaries and (ii) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company.

        (b)   "Award" means any Stock Option, Restricted Stock, supplemental cash payment or other award granted under the Plan.

        (c)   "Award Agreement" means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

        (d)   "Board" means the Board of Directors of the Company.

        (e)   "Cause" means, unless otherwise reflected in the applicable Award Agreement (i) the willful and continued failure by a Participant to substantially perform his or her duties (other than any such failure resulting from the Participant's Disability, death or Retirement), (ii) a Participant's conviction for committing an act of fraud, embezzlement or theft, an act constituting a felony, or a crime involving moral turpitude, or (iii) the engaging by a Participant in gross misconduct materially and demonstrably injurious to the Company. Cause shall be determined by the Committee in its sole discretion pursuant to the exercise of good faith and reasonable judgment.

        (f)    "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

        (g)   "Commission" means the Securities and Exchange Commission.

        (h)   "Committee" means the Compensation Committee of the Board.

        (i)    "Common Stock" means the common stock, par value $0.001 per share, of the Company.

        (j)    "Consultant" means any person, including an advisor, engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services.

        (k)   "Disability" means total and permanent disability as determined under the Company's long-term disability plan, irrespective of whether the Participant is covered by that plan.

        (l)    "Disinterested Person" means an individual who qualifies as both a "non-employee director" (as defined in Rule 16b-3(b)(3) as promulgated by the Commission under the Exchange Act, or any successor definition adopted by the Commission) and an "outside director" as defined in Section 162(m) of the Code and the regulations promulgated thereunder, or any successor definition thereto).

        (m)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (n)   "Eligible Person" means any Employee, director (including any Non-Employee Director), Consultant or person providing services to the Company or any Affiliate who the Committee determines, in its discretion, to be an Eligible Person, based on the Committee's assessment that such person's decisions, actions and/or counsel could significantly affect the performance of the Company and its Affiliates, provided, however, that all Eligible Persons who are not Employees or directors must be natural persons providing bona fide services to the Company that are not in connection with the offer or sale of securities in a capital raising transaction and that do not directly or indirectly promote or maintain a market for the Company's securities.

        (o)   "Employee" means any employee of the Company or its Affiliates, including officers of the Company or its Affiliates. Non-Employee Directors shall not be considered Employees for purposes of the Plan.

        (p)   "Fair Market Value" means, as of any given date, the closing price of the Common Stock (or if no transactions were reported on such date on the next preceding date on which transactions were reported) in the principal market in which such Common Stock is traded on such date.

        (q)   "Incentive Stock Option" means any Stock Option intended to be and designated by the Committee as an "incentive stock option" within the meaning of Section 422 of the Code.

        (r)   "Nonqualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

        (s)   "Participant" means an Eligible Person granted an Award under the Plan.

        (t)    "Person" means any individual, company, partnership, association or trust.

        (u)   "Restricted Stock" means an Award of shares of Common Stock granted to a Participant pursuant to and subject to the restrictions set forth in Section 8 hereof.

        (v)   "Retirement" means retirement from active employment with the Company or its Affiliates on or after the date on which the Participant reaches the age of 65.

        (w)  "Securities Act" means the Securities Act of 1933, as amended.

        (x)   "Stock Option" means any option to purchase shares of Common Stock granted pursuant to Section 7 hereof.

        (y)   "Ten Percent Shareholder" means a Person who owns (after taking into account the attribution rules of Section 424(d) of the Code or any successor provision of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

        Section 2.    Administration.

        (a)   The Plan shall be administered by the Committee. The Committee shall have full and final authority in its discretion (i) to interpret the provisions of the Plan (and any Award Agreement and any other agreement or instrument relating to the Plan) and to decide all questions of fact arising in its application, (ii) to designate Participants, (iii) to determine the Participants to whom Awards shall be made under the Plan, (iv) to determine the type of Award to be made and the amount, size, terms and conditions of each such Award, (v) to determine and establish additional terms and conditions not inconsistent with the Plan for any Award Agreements entered into with Participants in connection with the Plan, (vi) to determine the time when Awards will be granted and when rights may be exercised, which may be after termination of employment, (vii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable and (viii) to make all other determinations necessary or advisable for the administration of the Plan. The Board may, at any time and for any reason in its sole discretion, rescind some or all of such delegation.

        (b)   All determinations, interpretations and constructions made by the Board or the Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all

Persons. No member of the Board or the Committee or any person to whom duties hereunder have been delegated shall be liable for any action, interpretation or determination made in good faith, and such persons shall be entitled to full indemnification and reimbursement consistent with applicable law and in the manner provided in the Company's Articles of Incorporation and Bylaws, as the same may be amended from time to time, or as otherwise provided in any agreement between any such member and the Company.

        Section 3.    Eligibility; Participants.

        (a)   Any Eligible Person may be designated a Participant by the Committee. Incentive Stock Options may only be granted to full or part-time Employees (which term as used herein includes, without limitation, officers and directors who are also Employees). Incentive Stock Options may not be granted to an Employee of an Affiliate unless such Affiliate is also a "subsidiary Company" of the Company within the meaning of Section 424(f) of the Code or any successor provision.

        (b)   Consultants.

          (i)    A Consultant shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act ("Form S-8 ") is not available to register a resale of the Company's securities issued to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Board determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

          (ii)   Form S-8 generally is available to consultants and advisors only if (i) they are natural persons; (ii) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer's parent; and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer's securities.

        Section 4.    Awards Under the Plan.    Awards under the Plan may be in the form of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock and supplemental cash payments, including any combination of the above. No fractional shares shall be issued under the Plan.

        Section 5.    Shares Subject to Plan.

        (a)   The total number of shares of Common Stock reserved and available for distribution under the Plan shall be Three Million (3,000,000). Such shares may consist of, in whole or in part, authorized and unissued shares or shares previously issued that have been repurchased by the Company. Except as otherwise provided herein, any shares subject to a Stock Option or right that for any reason expires or terminates unexercised as to such shares and any shares of Restricted Stock which are forfeited by a Participant or otherwise reacquired by the Company shall again be available for award under the Plan.

        (b)   The maximum number of shares of Common Stock subject to Awards that may be granted under the Plan to any one participant in any one year is Five Hundred Thousand (500,000) (subject to appropriate adjustments to reflect changes in the capitalization of the Company).

        (c)   In the event of any change in the outstanding number of shares of Common Stock by reason of a stock dividend or distribution, recapitalization, split-up, combination, exchange of shares or otherwise, the Committee shall adjust the number of shares of Common Stock which may be issued under the Plan and the Committee shall provide for an equitable adjustment of any shares issuable pursuant to Awards outstanding under the Plan.

        Section 6.    Effective Date.    The Plan has been adopted by the Board subject to the approval of the shareholders of the Company. If the Plan is approved by the shareholders of the Company, the effective date of the Plan will be November 20, 2007 the date it was adopted by the Board. If any Awards are granted under the Plan before the date of such shareholder approval, such Awards shall be granted subject to such approval.

        Section 7.    Stock Options.    Stock Options may be granted either alone or in addition to other Awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions of Stock Options need not be the same with respect to each Participant. Each Stock Option shall be evidenced by an Award Agreement in a form that is not inconsistent with the Plan and that the Committee may from time to time approve. Such Award Agreement shall specify, among other things, the type of Stock Option granted, the option price, the duration of the Stock Option, the number of shares of Common Stock to which the Stock Option pertains and the schedule on which such Stock Option becomes exercisable. The Committee shall have the authority to grant Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options to any Employee and to grant to any Eligible Person Nonqualified Stock Options.

        (a)   Incentive Stock Options.

          (i)    To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Nonqualified Stock Option.

          (ii)   Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code.

          (iii)  The aggregate Fair Market Value (determined at the time of grant) of the Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan (and/or any other stock option plans of the Company or any Affiliate) shall not exceed One Hundred Thousand and No/100 Dollars ($100,000).

        (b)   General Provisions.    Stock Options granted under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, which additional terms and conditions shall be reflected in the applicable Award Agreement:

          (i)    Option Price.

            (1)   The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall not be less than the Fair Market Value of the Common Stock on the date prior to the date of the grant of the Stock Option; provided, however, if the Stock Option is an Incentive Stock Option granted to a Ten Percent Shareholder, the option price for each share of Common Stock subject to such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date such Incentive Stock Option is granted.

            (2)   The Committee shall have the power to (i) amend the terms of previously granted Stock Options to reduce the option price per share subject to such Stock Option or (ii) cancel such Stock Options and grant substitute Stock Options with a lower price per share than the cancelled Stock Options if and to the extent that such actions are recommended by the Board.

          (ii)   Option Term.    The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten (10) years after the date such Incentive Stock Option is granted; provided, however, that if a Stock Option is an Incentive Stock Option granted to a Ten Percent Shareholder, such Incentive Stock Option shall not be exercisable more than five (5) years after the date such Incentive Stock Option is granted.

          (iii)  Exercisability and Vesting.    Subject to Section 7(a) hereof with respect to Incentive Stock Options, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If and to the extent that any Stock Option has become exercisable, it shall be deemed to be vested and fully exercisable until such time as it expires in accordance with its terms or terminates pursuant to any provision of the Plan.

          (iv)  Method of Exercise.    Stock Options may be exercised in whole or in part at any time after vesting and before expiration or termination (the "Option Period") by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check payable to the Company or such other instrument as may be acceptable to the Committee. As determined by the Committee, in its sole discretion, at or after the time of grant, payment in full or in part may also be made in the form of unrestricted Common Stock owned by the Participant (based on the average Fair Market Value of the Common Stock for the five (5) trading days prior to the date on which the Stock Option is exercised, as determined by the Committee) or such other form of payment as may be deemed acceptable by the Committee. No shares of Common Stock resulting from the exercise of a Stock Option shall be issued until full payment therefor has been made.

          (v)   Separation from Service.    Unless otherwise determined by the Committee and reflected in the applicable Award Agreement, an employment contract or other applicable agreement between the Participant and the Company or an Affiliate, all Stock Options held by a Participant who separates from service with the Company, other than by reason of Retirement or Disability, shall terminate immediately upon such separation, provided, however, if such Participant's service is terminated for reasons other than for Cause, all vested Stock Options held by such person shall continue to be exercisable until the earlier of the expiration date of such option or ninety (90) days after the date of such separation. All vested Stock Options not exercised within the period described in the preceding sentence shall terminate.

          (vi)  Disability or Death.    Unless otherwise provided in the applicable Award Agreement, in the event that a Participant's Disability or death, all unvested Stock Options shall immediately terminate, and all vested Stock Options held by such person shall continue to be exercisable until twelve (12) months after the date of such Disability or death. All such vested Stock Option not exercised within such twelve (12) month period shall terminate.

          (vii) Retirement.    Unless otherwise provided in the applicable Award Agreement, in the event of a Participant's Retirement, all unvested Stock Options shall automatically vest on the date of such Retirement and all Stock Options shall be exercisable until the earlier of twenty four (24) months after such Retirement date or the expiration date of such Stock Options. All such Stock Options not exercised within the period described in the preceding sentence shall terminate.

        Section 8.    Restricted Stock Awards.

        (a)   Administration.    Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Persons to whom and the time or times at which grants of Restricted Stock will be made, the number of shares to be awarded, the price, if any, to be paid for such shares by the recipient of Restricted Stock (subject to Section 8(b) hereof), the period of time during which the transfer of such shares is restricted and all other terms and conditions of such Awards, which terms and conditions shall not be inconsistent with the terms and conditions of the Plan. The Committee may also condition the grant of Restricted Stock, and the terms and conditions applicable to such Restricted Stock, upon the attainment of specified performance goals, or such other criteria as the Committee may determine, in its sole discretion. The provisions of Restricted Stock Awards need not be the same with respect to each Participant.

        (b)   Awards and Certificates.    Each Award of shares of Restricted Stock shall be evidenced by an Award Agreement (a "Restricted Stock Award Agreement") in a form that is not inconsistent with the Plan and that the Committee may from time to time approve.

          (i)    Awards of Restricted Stock must be accepted within a period of ninety (90) days (or such shorter period as the Committee may specify) after the award date by executing a Restricted Stock Award Agreement and paying whatever price for such shares, if any, is required.

          (ii)   A stock certificate representing shares of Restricted Stock shall be issued in the name of each Participant who is awarded Restricted Stock. Such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

    "THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE MINES MANAGEMENT, INC. 2007 EQUITY INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY. COPIES OF SUCH PLAN AND AWARD AGREEMENT ARE ON FILE IN THE OFFICES OF THE COMPANY, 905 W. RIVERSIDE AVE., STE 311, SPOKANE, WASHINGTON 99201."

          (iii)  The Committee shall require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock Award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

        (c)   Restrictions and Conditions.    The shares of Restricted Stock awarded pursuant to this Section 8 shall be subject to the following restrictions and conditions:

          (i)    Subject to the provisions of this Plan and the Restricted Stock Award Agreements, from the date of grant through such period as may be set by the Committee (the "Restriction Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan.

          (ii)   Except as provided in subsection (c)(i) of this Section 8, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote and to receive any dividends. Dividends paid in stock of the Company or stock received in connection with a stock split with respect to Restricted Stock shall be subject to the same restrictions as on such Restricted Stock. Certificates for shares of unrestricted Common Stock shall be delivered to the Participant after, and only after, the period of forfeiture shall expire without forfeiture in respect of such shares of Restricted Stock.

          (iii)  Subject to the provisions of the Restricted Stock Award Agreement or other applicable agreement, and this Section 8, upon termination of employment for any reason during the Restriction Period, all Common Stock still subject to restriction shall be forfeited by the Participant.

        Section 9.    Supplemental Cash Payments.    Subject to the Committee's discretion, Award Agreements may provide for the payment by the Company of a supplemental cash payment after the exercise of a Stock Option, or at the end of the restriction period of a Restricted Stock Award. Supplemental cash payments shall be made in lieu of the issuance of Common Stock on exercise of a Stock Option or the issuance of Restricted Stock and shall be subject to such terms and conditions as shall be provided by the Committee, provided that in no event shall the amount of each payment exceed:

        (a)   In the case of a Stock Option, the excess of the Fair Market Value of the Common Stock on the date of exercise over the option price multiplied by the number of shares of Common Stock for which such Stock Option is exercised, or

        (b)   In the case of a Restricted Stock Award, the value of the shares of Common Stock and other consideration issued in payment of such Award.

        Section 10.    Awards to Non-Employee Directors.    Awards to Non-Employee Directors shall be subject to Award Agreements with such additional provisions as the Committee may determine that are not inconsistent with the Plan.

        Section 11.    Sale, Merger or Change in Control.    In the case of a merger or consolidation in which the Company is not the surviving entity, a sale of all or substantially all of the business or assets of the Company, or liquidation or dissolution of the Company, the Committee may, in anticipation of any such transaction or event, make such adjustments in the terms and conditions of outstanding Awards, as the Committee in its sole discretion determines are equitably warranted under the circumstances including, without limitation, (i) acceleration of vesting or modification of other terms of exercise, (ii) acceleration of the lapse of restrictions and/or performance objectives or other terms, (iii) payment of supplemental cash payments in cancellation of outstanding Stock Options. Any such determinations by the Committee may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participants. The provisions of this Section 11 shall not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

        Section 12.    General Provisions.

        (a)   Governmental or Other Regulations.    Each Award under the Plan shall be subject to the requirement that if, at any time, the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, (ii) the consent or approval of any government regulatory authority, or (iii) an agreement by the recipient of an Award with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue or purchase of shares of Common Stock thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee. A Participant shall agree, as a condition of receiving any Award under the Plan, to execute any documents, make any representations, agree to restrictions on stock transferability and take any actions which in the opinion of legal counsel to the Company is required by any applicable law, ruling or regulation.

        (b)   Rights of a Shareholder.    The recipient of any Award under the Plan, unless otherwise provided by the Plan, shall have no rights as a shareholder with respect thereto unless and until certificates for shares of Common Stock are issued to the recipient.

        (c)   No Additional Rights.    Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment of the Company or its Affiliates, or affect any right which the Company or such Affiliates may have to terminate the employment of the Participant.

        (d)   Withholding.    Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the recipient to remit to the Company, or provide indemnification satisfactory to the Company for, an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the issuance or delivery of any certificate or certificates for such shares. Whenever payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state or local withholding tax requirements. In the discretion of the Committee, the Company may allow a Participant to cause any such withholding obligation to be satisfied by electing to have the Company withhold shares otherwise available for delivery to the Participant; provided, however, that such shares shall have a Fair Market Value on the date the tax is determined equal to the total minimum statutory tax which could be imposed on the transaction.

        (e)   Non-Assignability.    Unless otherwise determined by the Committee and reflected in the applicable Award Agreement, no Award under the Plan shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution and all Awards shall be exercisable, during the Participant's lifetime, only by the Participant or by the Participant's legal guardian. In addition, if the Committee allows an Award to be transferable or assignable, such Award shall be subject to such additional terms and conditions as the Committee deems appropriate.

        (f)    Unfunded Status of Plan.    The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing set forth herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

        (g)   Non-Uniform Determination.    The Committee's determinations under the Plan (including, without limitation, determinations of the Eligible Persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of Awards and the Award Agreements, and the establishment of values and performance targets) need not be uniform and may be made by it selectively among Eligible Persons who receive, or are eligible to receive, Awards under the Plan, whether or not such Eligible Persons are similarly situated. Notwithstanding anything contained in the Plan, the Company may make loans to Participants that are not officers or directors in connection with Awards under the Plan or otherwise.

        (h)   Amendment or Termination.    Subject to the requirements of any stock exchange on which the Common Stock is listed, the Board may amend, modify, suspend or terminate the Plan at any time; provided, however, that without shareholder approval, the Board may not increase the maximum number of shares which may be issued under the Plan (except increases pursuant to Sections 5(c) and 11 hereof), change the class of Persons eligible to receive Awards, extend the period specified in the Plan during which an Award may be exercised, or extend the term of the Plan. The termination or any modification, suspension or amendment of the Plan shall not adversely affect a Participant's rights under an Award previously granted without the consent of such Participant. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant or permitted transferee without his or her consent.

        (i)    Use of Proceeds.    The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of Awards under the Plan shall be added to the Company's general funds and used for general corporate purposes.

        (j)    Section 16.    It is intended that the Plan and any grants made to a Person subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3 thereunder. If any provision of the Plan or any Award hereunder would disqualify the Plan or such Award, or would otherwise not comply with Rule 16b-3, such provision or Award shall be construed to be amended to conform to Rule 16b-3.

        (k)   No Restriction on Right of Company to Effect Corporate Changes.    Nothing in the Plan shall affect the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

        (l)    Award Agreement.    The prospective recipient of an Award under the Plan shall not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement evidencing the Award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then-applicable terms and conditions.

        (m)  Construction of Plan.    The validity, interpretation, and administration of the Plan and of any rules, regulations, determinations, or decisions made thereunder, and the rights of any and all Persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Idaho.

        (n)   Duration of the Plan.    The Plan shall remain in effect until all Awards under the Plan have been satisfied by the issuance of shares or the payment of cash, but no Award shall be granted more than ten (10) years after the effective date hereof.

        (o)   Section 409A of the Code.    The Plan shall be administered, operated, and interpreted such that all Awards granted hereunder are not considered deferred compensation subject to Section 409A of the Code and the Committee shall have the discretion to modify or amend any Award granted hereunder and any Award Agreement (and may do so retroactively) if such modification or amendment is necessary to cause such Award to be exempt from Section 409A of the Code and is not materially prejudicial to the Company and the affected Participant.

PROXY

Mines Management, Inc.
905 W. Riverside, Suite 311
Spokane, WA 99201

The undersigned hereby appoints James H. Moore and Robert L. Russell, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of Common Stock of Mines Management, Inc., held of record by the undersigned on April 18, 2008 at the 2008 Annual Meeting of Shareholders to be held on May 22, 2008, or any adjournment thereof.

1.
Election of Directors

                         For all nominees listed below
      (To withhold authority for proxies to vote for any Nominee please cross out such person's name)

        Glenn M. Dobbs

        Roy G. Franklin

2.
Adoption of the Company's 2007 Equity Incentive Plan.
FOR	AGAINST	ABSTAIN
☐	☐	☐
3.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If this card contains no specific voting instructions, the shares will be voted in accordance with the recommendation of the Board of Directors.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:		DATED:

SIGNED:		SIGNED:
	(Print Name)		(Print Name)

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

QuickLinks

INTRODUCTION
PURPOSES OF THE ANNUAL MEETING
VOTING AT THE ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
PROPOSAL NO. 1—ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
PROPOSAL NO. 2—APPROVAL OF THE 2007 EQUITY INCENTIVE PLAN
ADDITIONAL SHAREHOLDER INFORMATION
  APPENDIX A
MINES MANAGEMENT, INC. 2007 EQUITY INCENTIVE PLAN